UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

OCTAGON CREDIT INVESTORS, LLC

GRETCHEN LAM

LAUREN LAW

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Octagon Credit Investors, LLC (“Octagon”), together with the other participants named herein, has filed a definitive proxy statement on Schedule 14A and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of XAI Floating Rate & Alternative Income Trust, scheduled to be held on July 30, 2026.

On July 27, 2026, Octagon issued the following press release:

Octagon Calls on Fellow XFLT Shareholders to Vote AGAINST the Appointment of a New Sub-Adviser and Demand a Better Path Forward

The Board Should Heed the Will of Shareholders as Expressed at the Upcoming Special Meeting

Calls on the Board to Hold the July 30 Special Meeting without Postponement or Delay

New York, NY – July 27, 2026 – Octagon Credit Investors, LLC (“Octagon”, “we”, “our” or “us”), a leading credit-focused asset manager with over 30 years of experience, today issued an open letter urging its fellow shareholders of XAI Floating Rate & Alternative Income Trust (NYSE: XFLT) (the “Fund” or “XFLT”) to vote AGAINST the proposal to approve a new sub-advisory agreement (the “New Sub-Adviser Proposal”) at the Fund’s special meeting of shareholders (the “Special Meeting”) on July 30, 2026.

The full text of Octagon’s letter is below:

July 27, 2026

XAI Floating Rate & Alternative Income Trust (“XFLT” or the “Fund”) is holding a special meeting of shareholders later this week on July 30, 2026 (the “Special Meeting”) to seek your approval to change the sub-adviser of the Fund (the “New Sub-Adviser Proposal”). With the Special Meeting just days away, shareholders have a final opportunity to make their voices heard regarding the future of XFLT.

Octagon Credit Investors, LLC (“Octagon,” “we” or “our”) has served as XFLT’s investment manager and sub-adviser since the Fund’s inception in 2017, delivering outperformance on a total shareholder return and total NAV return basis,i even in a difficult environment for CLO funds. We are also long-standing, meaningful shareholders of XFLT and remain firmly committed to the Fund’s success.

That is why Octagon has recommended a plan to lower management fees, take action to narrow the price-to-NAV discount (including through a significant tender offer), adopt a simplified Fund management structure and refresh the Board of Trustees (the “Board”). Shareholders deserve this path forward.

But the Board and the Fund’s primary adviser, XA Investments LLC (“XAI”), do not want to implement these simple, critical measures.

In the dozens of letters and press releases with which the Board and XAI have deluged shareholders, not once have they proposed a fee reduction or tender offer. Instead, the Board and XAI continue to misrepresent the decision shareholders face as an ultimatum—accept an unproven new sub-adviser whose parent company has reportedly “struggled with lackluster performance, fleeing clients and an exodus of long-tenured staff,”ii or be condemned to a state of limbo. The Board and XAI continue to ignore obvious alternatives to the Fund’s management structure and meaningful opportunities to close the discount to NAV.

[i]	Source: Bloomberg and fund filings. Data as of May 19, 2026, the last trading day prior to XFLT’s public disclosure of the proposed sub-adviser transition. Outperformance is relative to the median of a peer group that includes Carlyle Credit Income Fund (CCIF), Eagle Point Credit Company (ECC), OFS Credit Company (OCCI), Oxford Lane Capital (OXLC), Pearl Diver Credit Company (PDCC) and Sound Point Meridian Capital (SPMC).

ii	Source: Katherine Burton, “King Street Restricts Client Withdrawals From Its Hedge Fund,” Bloomberg, July 15, 2026

Why would the Board and XAI avoid acknowledging or considering these measures? To us, the answer is clear: it’s about their interests, not those of shareholders. The same initiatives that would benefit XFLT’s shareholders—lower fees and a large tender offer at or near NAV—would materially reduce the value XAI extracts from the Fund. The New Sub-Adviser Proposal, however, would increase XAI’s share of the Fund’s management fees. The fact that XAI and the Board—which includes several individuals affiliated with XAI and its principals—so vociferously oppose the Better Path Forward that Octagon has offered tells us all we need to know about where their interests lie.

XAI has every reason to prefer marginal adjustments to the Fund’s trading and asset allocation over the more impactful initiatives that Octagon has proposed so that it can protect (and enhance) its valuable fee stream. But shareholders should prefer bold action to cosmetic changes.

We therefore encourage shareholders to vote AGAINST the New Sub-Adviser Proposal and send a clear message to the Board: pursue a Better Path Forward. A defeat of the proposal will stand as a clear repudiation of the Board’s stewardship and a mandate for the Board to engage constructively with Octagon on its shareholder-first initiatives.

When it comes time to tally the votes at the Special Meeting later this week, we call on the Board to accept the outcome without delay or diversion. The Board has had weeks to justify its decision and earn the shareholder support it needs. At great expense, XFLT has issued at least ten press releases, made more than two dozen public filings, made thousands of phone calls and delivered targeted LinkedIn ads to hundreds of individuals, released two investor presentations, mailed three shareholder letters and conducted dozens of meetings with investors. It is time to bring this misguided campaign to advance XAI’s interests to an end and let shareholders have an opportunity to express their views.

If the Board does not have the votes required to approve the New Sub-Adviser Proposal on July 30, it should refrain from taking any substantive actions or employing any dilatory tactics—including by adjourning the Special Meeting—without the consent of the Fund’s owners. Shareholders deserve better than the needless delay and prolonged uncertainty that could result from one or more adjournments of the Special Meeting.

It is time for a Better Path Forward at XFLT. We call upon our fellow shareholders to make their voices heard and vote AGAINST the New Sub-Adviser Proposal. And we call upon the Board to listen, accept shareholders’ verdict and redirect its attention to what is truly important: closing the discount to NAV and enhancing value for shareholders.

If you have already voted for the Proposal, you may change your vote by voting a later-dated proxy AGAINST the Proposal at any time. Only your latest dated proxy counts. Shareholders with questions or who need assistance voting their proxy card AGAINST the New Sub-Adviser Proposal should contact Octagon’s proxy solicitor:

Saratoga Proxy Consulting LLC
(212) 257-1311 | (888) 368-0379 (toll-free)
info@saratogaproxy.com

Advisors

Sidley Austin LLP is serving as legal counsel to Octagon. Spotlight Advisors LLC is providing strategic and financial advice to Octagon and Gagnier Communications is providing communications advice. Saratoga Proxy Consulting is serving as Octagon’s proxy solicitor.

About Octagon Credit Investors

Founded in 1994, Octagon Credit Investors is a $32 billion asset manager specializing in broadly syndicated loan, structured credit, multi-asset credit, and direct lending strategies. Octagon’s disciplined, time-tested investment process relies on fundamental credit analysis and active portfolio management to generate attractive risk-adjusted performance for its clients.

Octagon is majority-owned by Conning,iii a leading global investment management firm with a long history of serving insurance companies and other institutional investors. Octagon and Conning are part of Generali Investments, iv a platform of asset management firms operating in more than 20 countries, offering distinctive strategies in public and private markets and expert insights to help investors achieve long-term performance. Generali Investments is the asset management arm of the Generali Group, one of the world’s largest insurance and asset management players.

For more information, please visit www.octagoncredit.com.

Important Information

Octagon Credit Investors, LLC (“Octagon”), together with Gretchen Lam and Lauren Law (collectively, the “Participants”), has filed a definitive proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the “Fund”) scheduled to be held on July 30, 2026.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE FUND TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

iii	Conning, Inc., Goodwin Capital Advisers, Inc., Conning Investment Products, Inc., a FINRA-registered broker-dealer, Conning Asset Management Limited, Conning Asia Pacific Limited, Octagon Credit Investors, LLC, Global Evolution Holding ApS and its subsidiaries, and Pearlmark Real Estate, L.L.C. and its subsidiaries are all direct or indirect subsidiaries of Conning Holdings Limited (collectively, “Conning”) which is one of the family of companies whose controlling shareholder is Generali Investments Holding S.p.A. (“GIH”) a company headquartered in Italy. Assicurazioni Generali S.p.A. is the ultimate controlling parent of all GIH subsidiaries.
iv	With €736.1 billion in assets under management (as of December 31, 2025), Generali Investments is the holding company that brings together several asset management companies on one platform, offering a portfolio of specialized expertise across various countries. Generali Investments is part of the Generali Group, founded in 1831 in Trieste, Italy. For further information, visit generali-investments.com.

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